SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                            Pervasive Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    715710109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)





                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 13

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 715710109                                             13 G                      Page 2 of 14
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Austin Ventures IV-A, L.P. ("AV IV-A")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         752,117 shares, except that AV Partners IV, L.P. ("AV IV"), the
           BENEFICIALLY                      general partner of AV IV-A, and Aragona, DeAngelis, Garvey and Wood,
        OWNED BY EACH REPORTING              the general  partners of AV IV, may be deemed to have shared voting
              PERSON                         power with respect to such shares.
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             752,117  shares,   except  that  AV Partners  IV, L.P.  ("AV IV"),  the
                                             general  partner  of AV  IV-A,  and Aragona,   DeAngelis,   Garvey  and
                                             Wood,  the  general  partners of AV IV,  may be deemed  to have  shared dispositive  power with  respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       752,117
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   5.68%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 715710109                                             13 G                      Page 3 of 14
--------------------------------------------------------                     ---------------------------------------
----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Austin Ventures IV-B, L.P. ("AV IV-B")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         1,577,940 shares, except that Austin Ventures IV, L.P. ("AV IV"), the
           BENEFICIALLY                      general partner of AV IV-B, and Aragona, DeAngelis, Garvey and Wood,
        OWNED BY EACH REPORTING              the general  partners of AV-IV, may be deemed to have shared voting
              PERSON                         power with respect to such shares.
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             1,577,940   shares,   except   that Austin Ventures IV, L.P. ("AV IV"),
                                             the general partner of AV IV-B, and Aragona,   DeAngelis,   Garvey  and
                                             Wood,   the  general   partners  of AV-IV, may be deemed to have shared
                                             dispositive  power with  respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,577,940
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   11.93%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 715710109                                             13 G                      Page 4 of 14
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     AV Partners IV, L.P. ("AV IV")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]        (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,330,057  shares, of which 752,117 are  shares  directly  owned  by AV
                                             IV-A,   and  1,577,940  are  shares directly owned by AV IV-B. AV IV is the general  partner of AV IV-A and AV IV-B and may be  deemed  to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,330,057  shares, of which 752,117 are  shares  directly  owned  by AV
                                             IV-A,   and  1,577,940  are  shares directly owned by AV IV-B. AV IV is the general  partner of AV IV-A and AV IV-B and may be  deemed  to have
                                             shared   dispositive   power   with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,330,057
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   17.62%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 715710109                                             13 G                      Page 5 of 14
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Joseph C. Aragona ("Aragona")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]        (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         3,300 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,330,057 shares, of which 752,117 are shares directly owned by
                                             AV IV-A, and 1,577,940 are shares directly owned by AV IV-B.  Aragona is a general partner of AV IV, the general partner of AV IV-A and
                                             AV IV-B,  and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             3,300 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,330,057 shares, of which 752,117 are shares directly owned by
                                             AV IV-A, and 1,577,940 are shares directly owned by AV IV-B.  Aragona is a general partner of AV IV, the general partner of AV IV-A and
                                             AV IV-B,  and may be deemed to have shared   dispositive   power   with
                                             respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,333,357
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                 [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   17.64%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 715710109                                             13 G                      Page 6 of 14
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Kenneth P. DeAngelis ("DeAngelis")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         3,300 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,330,057 shares, of which 752,117 are shares directly owned by
                                             AV IV-A,  and  1,577,940 are shares directly owned by AV IV-B.
                                             DeAngelis is a general partner of AV IV, the general partner of
                                             AV  IV-A  and AV  IV-B,  and may be deemed to have shared  voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             3,300 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,330,057  shares, of which 752,117 are  shares  directly  owned  by AV
                                             IV-A,   and  1,577,940  are  shares directly    owned   by   AV   IV-B.
                                             DeAngelis  is a general  partner of AV IV,  the  general  partner of AV
                                             IV-A and AV IV-B, and may be deemed to have  shared  dispositive  power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,333,357
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                 [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   17.64%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 715710109                                             13 G                      Page 7 of 14
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Jeffery C. Garvey ("Garvey")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen

----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         3,300 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,330,057 shares, of which 752,117 are shares directly owned by
                                             AV IV-A, and 1,577,940 are shares directly owned by AV IV-B.  Garvey is a general partner of AV IV, the general partner of AV IV-A and
                                             AV IV-B,  and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             3,300 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,330,057 shares, of which 752,117 are shares directly owned by
                                             AV IV-A, and 1,577,940 are shares directly owned by AV IV-B.  Garvey is a general partner of AV IV, the general partner of AV IV-A and
                                             AV IV-B,  and may be deemed to have shared   dispositive   power   with
                                             respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,333,357
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                  [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   17.64%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 715710109                                             13 G                      Page 8 of 14
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William P. Wood ("Wood")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]        (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,330,057 shares, of which 752,117 are shares directly owned by
                                             AV IV-A, and 1,577,940 are shares directly owned by AV IV-B.  Wood is a general partner of AV IV, the general partner of AV IV-A, and
                                             AV IV-B,  and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,330,057 shares, of which 752,117 are shares directly owned by
                                             AV IV-A, and 1,577,940 are shares directly owned by AV IV-B.  Wood is a general partner of AV IV, the general partner of AV IV-A, and
                                             AV IV-B,  and may be deemed to have shared   dispositive   power   with
                                             respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,330,057
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   17.62%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Pervasive Software, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  8834 Capital of Texas Highway
                  Austin, TX  78759

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Austin Ventures IV-A, L.P. ("AV IV-A"), Austin Ventures IV-B, L.P. (AV IV-B"), AV Partners IV, L.P. ("AV IV"), Joseph C. Aragona ("Aragona"), Kenneth P. DeAngelis ("DeAngelis"), Jeffrey C. Garvey ("Garvey"), and William P. Wood ("Wood"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons.

                  AV IV is the general partner of AV IV-A and AV IV-B, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV IV-A and AV IV-B. Aragona, DeAngelis, Garvey and Wood are general partners of AV IV, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by AV IV-A and AV IV-B.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  114 West Seventh Street
                  Suite 1300
                  Austin, TX  78701

ITEM 2(c)         CITIZENSHIP:

                  AV IV, AV IV-A and AV IV-B are Delaware Limited  Partnerships,
                  Aragona,   DeAngelis,   Garvey  and  Wood  are  United  States
                  citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 715710109

ITEM 3.           Not Applicable

                                                                   Page 10 of 14
ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

                  (a) Amount beneficially owned:

                      See Row 9 of cover  page for each  Reporting Person.

                  (b) Percent of Class:

                      See Row 11 of cover page for each  Reporting Person.

                  (c) Number of shares as to which such person has:

                         (i) Sole power to vote or to direct the vote:

                             See Row 5 of cover page for each Reporting Person.

                        (ii) Shared power to vote or to direct the vote:

                             See Row 6 of cover page for each Reporting Person.

                       (iii) Sole power to dispose or to direct the disposition
                             of:

                             See Row 7 of cover page for each Reporting Person.

                        (iv) Shared   power  to   dispose  or  to  direct  the
                             disposition of:

                             See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                                    Under certain circumstances set forth in the
                  limited partnership agreements of AV IV, AV IV-A and AV IV-B, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1998



Austin Ventures IV-A, L.P.            /s/ John Nicholson
by AV Partners IV, L.P.               -----------------------------------------
Its General Partner                   Signature

                                      John Nicholson
                                      Chief Financial Officer/Attorney-In-Fact

Austin Ventures IV-B, L.P.            /s/ John Nicholson
by AV Partners, IV, L.P.,             -----------------------------------------
Its General Partner                   Signature

                                      John Nicholson
                                      Chief Financial Officer/Attorney-In-Fact

AV Partners, IV, L.P.                 /s/ John Nicholson
                                      -----------------------------------------
                                      Signature

                                      John Nicholson
                                      Chief Financial Officer/Attorney-In-Fact


Joseph C. Aragona                     /s/ Joseph C. Aragona
                                      -----------------------------------------
                                      Signature


Kenneth P. DeAngelis                  /s/ Kenneth P. DeAngelis
                                      -----------------------------------------
                                      Signature


Jeffrey C. Garvey                     /s/ Jeffrey C. Garvey
                                      -----------------------------------------
                                      Signature


William P. Wood                       /s/ William P. Wood
                                      -----------------------------------------
                                      Signature

                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   15

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Pervasive Software, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 6, 1998

Austin Ventures IV-A, L.P.           /s/ John Nicholson
by AV Partners IV, L.P.              ------------------------------------------
Its General Partner                  Signature

                                     John Nicholson
                                     Chief Financial Officer/Attorney-In-Fact

Austin Ventures IV-B, L.P.           /s/ John Nicholson
by AV Partners, IV, L.P.,            ------------------------------------------
Its General Partner                  Signature

                                     John Nicholson
                                     Chief Financial Officer/Attorney-In-Fact

AV Partners, IV, L.P.                /s/ John Nicholson
                                     ------------------------------------------
                                     Signature

                                     John Nicholson
                                     Chief Financial Officer/Attorney-In-Fact


Joseph C. Aragona                    /s/ Joseph C. Aragona
                                     ------------------------------------------
                                     Signature

Kenneth P. DeAngelis                 /s/ Kenneth P. DeAngelis
                                     ------------------------------------------
                                     Signature


Jeffrey C. Garvey                    /s/ Jeffrey C. Garvey
                                     ------------------------------------------
                                     Signature


William P. Wood                      /s/ William P. Wood
                                     ------------------------------------------
                                     Signature